SETTLEMENT AGREEMENT

     This SETTLEMENT AGREEMENT (this "Agreement"), dated as of November __, 2007, among Dana Corporation ("Dana"), on behalf of itself and its subsidiaries operating as debtors and debtors-in-possession (together with Dana, the "Debtors") in the jointly administered chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), the Official Committee of Unsecured Creditors appointed in the Debtors' chapter 11 cases (the "Creditors' Committee") and Appaloosa Management, L.P. ("Appaloosa").

                                    RECITALS

     WHEREAS, Appaloosa has appealed (the "Appeal") from the order, entered on August 1, 2007 (the "Global Settlement Order") approving the resolution and settlement of (a) the proceedings under 11 U.S.C. Sections 1113 and 1114 between
(i) the Debtors and, respectively, (ii) the United Steelworkers ("USW") and
(iii) the International Union, UAW ("UAW" and, collectively, with the USW, the "Unions"); and (b) all other issues among the Debtors and each of the USW and the UAW, which resolution and settlement contemplates an equity investment of $790 million in the reorganized Debtors (the "Investment") by Centerbridge Capital Partners, L.P. ("Centerbridge") and/or certain of its affiliates and certain supporting unsecured creditors (the "Supporting Creditors") (collectively, the "Global Settlement").

     WHEREAS, in furtherance of the Global Settlement, among other things: (i) the Debtors, the Unions, Centerbridge and the Supporting Creditors party thereto executed an Amended Plan Support Agreement, dated July 26, 2007 (as it may be amended from time to time and with all exhibits thereto, the "PSA"), which included as Exhibit B to the PSA, a term sheet for Critical Elements to be Included in a Plan of Reorganization (the "Plan Term Sheet") and as Exhibit C, a certain Investment Agreement, dated as of July 26, 2007, among Centerbridge and certain affiliates of Centerbridge and Dana (as it may be amended from time to time and with all exhibits thereto, the "Investment Agreement").

     WHEREAS, on August 13, 2007, Appaloosa executed the PSA as a Supporting Creditor.

     WHEREAS, through October 11, 2007, Appaloosa continued to pursue its interest in investing in Dana and participated in the alternative investment process established pursuant to the Global Settlement Order, submitting a binding offer as contemplated thereby and participating in further discussions regarding same (the "Alternative Proposal").

     WHEREAS, on August 31, 2007, the Debtors filed a Joint Plan of Reorganization of Debtors and Debtors in Possession (as it may be amended, the "Plan") and the Disclosure Statement for same (as it may be amended, the "Disclosure Statement") in the Bankruptcy Court that contemplate the equity investment by Centerbridge and/or certain of its affiliates pursuant to the Investment Agreement and the other provisions of the Global Settlement.

     WHEREAS, the Plan and the Disclosure Statement were subsequently amended and, following approval of the Bankruptcy Court of the Disclosure Statement on October 23, 2007

(the "Disclosure Statement Order"), the Plan is being solicited for acceptance by the Debtors' creditors.

     WHEREAS, the Debtors and the Creditors' Committee have each determined, in light of, among other things, Appaloosa's willingness to withdraw its Appeal, that it is in the best interests of the Debtors, their estates and their stakeholders, and fully consistent with, if not required by, their fiduciary duties, to explore a potential amicable resolution as suggested by Appaloosa, and the Debtors have so advised the Ad Hoc Steering Committee.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Investment Agreement):

     1. Waiver of Standstill. Reference is made to the letter agreement (the "Confidentiality Agreement") between the Debtors and Appaloosa, dated July 21, 2007 with respect to the treatment of Confidential Information (as defined in the Confidentiality Agreement) in connection with Appaloosa's consideration of a possible investment in Dana. The Debtors hereby waive the restriction of Paragraph 7(b) of the Confidentiality Agreement to permit Appaloosa to acquire beneficial ownership of Claims (as defined in the Confidentiality Agreement) or debt securities of Dana or any of its subsidiaries of up to $250 million in the aggregate. Appaloosa hereby acknowledges that it and its Representatives and Advisors (as such terms are defined in the Confidentiality Agreement) may have received material non-public information concerning the Debtors and are aware that the federal and state securities laws may prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     2. Withdrawal of Appeal. Promptly, and in any event within two business days after Appaloosa, the Creditors' Committee and Dana have executed this Agreement, Appaloosa and Dana shall jointly seek an adjournment of the Appeal pending this Agreement becoming effective. Within two business days after this Agreement becomes effective, Appaloosa shall withdraw the Appeal with prejudice.

     3. Approval of Agreement. Promptly, and in any event within three business days after Appaloosa, the Creditors' Committee and Dana have executed this Agreement, Dana shall file a motion with the Bankruptcy Court seeking entry of the Approval Order (the "Approval Motion") and thereafter Dana shall use commercially reasonable efforts to have the Approval Motion considered, and Approval Order entered by the Bankruptcy Court, on an expedited basis. The Creditors' Committee agrees to file pleadings with the Bankruptcy Court and to appear at any hearing in support of the granting of the Approval Motion and the expedited consideration thereof.

     4. Appaloosa Expenses. Subject to entry of the Approval Order, the Creditors' Committee shall support the reimbursement of $2 million of Appaloosa's reasonable fees and

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expenses incurred in connection with the Debtors' chapter 11 cases, and agrees to file pleadings and appear at any hearing in support of an award of $2 million on an application under section 503(b) by Appaloosa for the reimbursement of fees and expenses incurred on account of its representation by White & Case LLP and Blackstone Advisory Services, L.P. in connection with the Debtors' chapter 11 cases (the "503(b) Application"). The Debtors shall take no position with respect to the 503(b) Application. All other parties in interest in the chapter 11 cases reserve the right to object to such applications.

     5. PSA Obligations. Appaloosa hereby reaffirms its obligations under the PSA.

     6.   Voting.

     6.1 The Approval Order (as defined below) shall provide that (a) all claims against the Debtors held, controlled or owned by Appaloosa or its affiliates, directly or indirectly, as of the date of this Agreement, shall be deemed to vote to accept the Plan and consent to the releases provided for therein, (b) any claims acquired, controlled or held by Appaloosa or its affiliates subsequent to the date of this Agreement but prior to the deadline for solicitation of the Plan shall be deemed to vote to accept the Plan and consent to the releases provided for therein, and (c) notwithstanding the Disclosure Statement Order, Appaloosa will not object to a determination sought by the Debtors that any claims acquired, controlled or held by Appaloosa or its affiliates after the deadline for solicitation of the Plan should be deemed to have voted to accept the Plan and consented to the releases provided for therein; provided that in each case the Plan is not amended or modified in a manner that is materially adverse to Appaloosa. Appaloosa hereby represents and warrants that annexed hereto as Exhibit A is a true and correct list of all claims held, controlled or owned, directly or indirectly, as of the date of this Agreement by Appaloosa and its affiliates. No later than two business day after the deadline for solicitation of the Plan, Appaloosa agrees to provide a certified list of all claims, if any, acquired after the date of this Agreement but prior to the deadline for solicitation of the Plan.

     6.2 Notwithstanding anything to the contrary in the Plan, the Disclosure Statement, the PSA, this Agreement or any other agreement related to the Investment, Appaloosa agrees that it will not sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly (including by creating any subsidiary or affiliate for the sole purpose of acquiring any claims against any Debtor) their right, title or interest in respect of any claim against any Debtor (or any such claim against any Debtor acquired after the date of this Agreement) ( a "Transfer"), in whole or in part, or any interest therein (collectively, the "Relevant Claims") unless the recipient of such Relevant Claim (a "Transferee") agrees in writing (such writing, a "Transferee Acknowledgment"), prior to such Transfer, to be bound by Section 6.1 of this Agreement in its entirety without revisions. Any Transfer that does not comply with this paragraph shall be void ab initio. In the event of a Transfer, the transferor shall, within five (5) business days, provide written notice of such transfer to the Debtors, together with a copy of the Transferee Acknowledgment.

     7. PSA Rights. Effective upon the withdrawal of the Appeal, Appaloosa will be deemed not to be in breach of its obligations under the PSA and the Debtors and Creditors' Committee shall be deemed to have waived any rights or remedies they may have had with respect to any prior purported breach thereof.

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
     8. Support for the Investment. Unless Centerbridge agrees to otherwise in writing, notwithstanding anything to the contrary in any other agreement or order of the Bankruptcy Court, Appaloosa shall not, nor will it encourage any other person or entity to, (i) object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with, the entry of any order related to the Investment Agreement, including, but not limited to, any order related to the Plan or the confirmation thereof or any orders in aid of confirmation; (ii) commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to the Plan or any order in aid of confirmation; (iii) support or encourage anyone to compete with the Investment Agreement; and (iv) delay, object to, impede, appeal, or take any other action, directly or indirectly, to interfere with the acceptance or confirmation of the Plan, the entry of the an order confirming the Plan or the occurrence of the effective date of the Plan and the Investment Agreement.

     9.   Miscellaneous.

     9.1 Except for the provisions of the first sentence of Section 2 and all of Section 3, which shall become effective immediately upon the execution of this Agreement by each of Dana, the Creditors' Committee and Appaloosa, it is an express condition to the effectiveness of this Agreement that the Bankruptcy Court shall have entered an order approving this Agreement (the "Approval Order").

     9.2 Each party further acknowledges that no securities of any Debtor are being offered or sold hereby and that this Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.

     9.3 Each party, severally and not jointly, represents, covenants, warrants and agrees to each other party, only as to itself and not as to each of the others, that the following statements, as applicable, are true, correct and complete (subject, in the Debtors' case, to the entry of the Approval Order) as of the date hereof:

          a. It has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

          b. It is duly organized, validly existing, and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          c. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

          d. This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with the terms hereof;

          e. The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a

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
     default under any material contractual obligation to which it or any of its affiliates is a party; and

          f. There are no undisclosed agreements or commitments between or among the parties or, to the knowledge of the parties, any other parties regarding matters subject to the terms of this Agreement.

     9.4 Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

     9.5 This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this subsection shall be deemed to permit sales, assignments, delegations or transfers of this Agreement or any party's rights or obligations hereunder.

     9.6 Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

     9.7 All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses:

          a.   If to the Debtors, to:

                    Dana Corporation
                    4500 Dorr Street
                    Toledo, OH  43615
                    Facsimile: (419) 535-4790
                    Attention: Marc S. Levin, Esq.

               with a copy to:

                    Jones Day
                    222 East 41st Street
                    New York, NY  10017
                    Facsimile: (212) 755-7306
                    Attention: Corinne Ball, Esq.

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
          b.   If to the Creditors' Committee:

                    Kramer Levin Naftalis & Frankel LLP
                    Counsel to the General Unsecured Creditors' Committee 1177 Avenue of the Americas
                    New York, NY 10036
                    T: (212) 715-9169
                    F: (212) 715-8000
                    Attention: Thomas M. Mayer, Esq.

          c.   If to Appaloosa, to:

                    Appaloosa Management L.P.
                    26 Main Street
                    Chatham, New Jersey  07928
                    Facsimile: (973) 701-7055
                    Attention: James Bolin

               with a copy to:

                    White & Case LLP
                    Wachovia Financial Center
                    200 South Biscayne Boulevard
                    Suite 4900
                    Miami, Florida 33131
                    Facsimile: (305) 358-5744
                    Attention: Thomas E Lauria

                    and

                    Facsimile: (212) 354-8113
                    Attention: Gerard Uzzi

     9.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed signature page of this Agreement.

     9.9 This Agreement and the agreements referred to herein (including the Confidentiality Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, whether oral or written, with respect to such subject matter.

      [Remainder of page intentionally blank; remaining pages are signature pages and consent.]

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
     IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized representatives as of the date first above written.

                                     DANA CORPORATION, on its own behalf and
                                     on behalf of all of the other Debtors


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:
                                     Authorized Signatory for All of the Debtors

                                     APPALOOSA MANAGEMENT L.P.


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:

                                     CREDITORS' COMMITTEE


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title

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
CONSENT:
The undersigned hereby consent to the foregoing for purposes of the confidentiality agreement and investment agreement among Dana Corporation and one or all of the undersigned.

CENTERBRIDGE CAPITAL PARTNERS, L.P.
     By: Centerbridge Associates, L.P., its General Partner
     By: Centerbridge GP Investors, LLC, its General Partner


     By:
        ---------------------
     Name
     Title: Authorized Person

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.
     By: Centerbridge Associates, L.P., its General Partner
     By: Centerbridge GP Investors, LLC, its General Partner


     By:
        ---------------------
     Name
     Title: Authorized Person

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.
     By: Centerbridge Associates, L.P., its General Partner
     By: Centerbridge GP Investors, LLC, its General Partner


     By:
        ---------------------
     Name
     Title: Authorized Person

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